Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER 2023

Dallas, Texas, December 5, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $1.143090 per unit, payable on December 29, 2023, to unit holders of record on December 15, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for September 2023 and the gas production for August 2023. Preliminary production volumes are approximately 189,898 barrels of oil and 1,378,406 Mcf of gas. Preliminary prices are approximately $81.73 per barrel of oil and $2.60 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to an increase in oil and gas production. The increase in oil production includes first production through August 2023 production of approximately 103,000 barrels of oil (net to the trust) from fourteen new wells located in Martin County, Texas. This was partially offset by a decrease in oil and gas pricing.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	189,898	1,378,406	$81.73	$2.60
Prior Month	70,052	840,907	$104.09	$5.88

(a)

Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $449,295 of revenue received will be posted in the following month of December, in addition to normal receipts during December. Since the close of business in November and prior to this press release, $111,734 in revenue has been received. At the beginning of the fourth quarter, Sabine Royalty Trust engaged a new revenue processor.

Approximately $990,000 for 2023 Ad Valorem taxes was deducted from this month’s distribution as compared to $684,000 this time last year. These payments are normal expenditures at this time of year.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Nancy Willis—VP, Royalty Trust Services
Argent Trust Company
Toll Free (855) 588-7839